Exhibit 4.1

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of this [•] day of [•], 2018, by and among YETI Holdings, Inc., a Delaware corporation (the “Company”), Cortec Management V, LLC, a Delaware limited liability company (including any successors and Permitted Assigns, “Cortec Management”), in its capacity as managing general partner of Cortec Group Fund V, L.P., Cortec Co-Investment Fund V, LLC, a Delaware limited liability company (“Cortec Co-Invest”), John T. Miner (“Miner”) and Allison S. Klazkin (“Klazkin,” and collectively with Cortec Co-Invest and Miner, individually an “Investor” and collectively the “Investors”).

In consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, had and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions. In addition to those capitalized terms otherwise defined in this Agreement (which shall have the definitions set forth therein), the following additional capitalized terms have the corresponding meanings:

“Affiliate” means, with respect to any Person any other Person (other than the Company or any Subsidiary) that directly or indirectly Controls, is Controlled by, or is under common Control with such Person. For the avoidance of doubt, neither the Company nor any Subsidiary shall be deemed to be an Affiliate of any Investor or of any Affiliate of any Investor.

“beneficially own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the board of directors of the Company.

“Common Stock” means the Company’s common stock, par value $0.01 per share.

“Control” (“including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies or affairs of a Person, whether through ownership of voting securities, by contract or otherwise, as executor, trustee or otherwise.

“Cortec Director” means each person designated by Cortec Management to serve as a director on the Board.

“Cortec Entities” means Cortec Management, the Fund, the Investors, their Affiliates and their respective successors and Permitted Assigns.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fund” means Cortec Group Fund V, L.P., a Delaware limited partnership.

“Necessary Action” means, with respect to any party and a specified result, all actions (to the fullest extent such actions are permitted by applicable law (including with respect to any fiduciary duties under Delaware law) and within such party’s control) necessary to cause such result (and at such party’s expense), including, without limitation, (i) preparing and distributing stockholders’ resolutions and amendments to the organizational documents of the Company, if any, and taking all other actions as are necessary or appropriate to effect the provisions of this Agreement, (ii) causing the adoption of Board resolutions by written consent or at a meeting duly called and convened and, as applicable, the preparation, approval, filing and effectiveness with the Securities and Exchange Commission and distribution (including via proxy access, as applicable) to stockholders in accordance with applicable laws, rules and regulations, of proxy materials or consents in lieu thereof, and such other actions as are necessary or appropriate to effect the provisions of this Agreement, (iii) executing agreements and instruments, and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Permitted Assigns” means a Transferee of shares of Common Stock that agrees to become party to, and to be bound to the same extent as its Transferor by the terms of, this Agreement.

“Person” means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means any other Person directly or indirectly Controlled by the Company.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in any security or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise.

Section 1.2            Certain Interpretive Matters.

(a)           Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to be Sections, Articles and Schedules of or to this Agreement, (ii) each of the Schedules will apply only to the corresponding Section or subsection of this Agreement, (iii) each term defined in this Agreement has the meaning assigned to it, (iv) words in the singular include the plural and vice versa, (v) the term “including” means “including without limitation,” (vi) to the extent the term “day” or “days” is used, it will mean calendar days, (vii) the pronoun “his” refers to the masculine, feminine and neuter, (viii) except to the extent expressly set forth in this Agreement, each accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with United Stated generally accepted accounting principles and (ix) the words “herein,” “hereby,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, Article or other subdivision.

(b)           No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement or any provision of this Agreement.

ARTICLE II

CORPORATE GOVERNANCE

Section 2.1            Board of Directors

(a)           During the term of this Agreement, Cortec Management and the Investors shall have the right, but not the obligation, to nominate that number of individuals designated by Cortec Management that, if elected, will result in the following number of Cortec Directors serving on the Board: (i) three Cortec Directors, so long as the Cortec Entities beneficially own 30% or more of the then-outstanding shares of Common Stock; (ii) two Cortec Directors, so long as the Cortec Entities beneficially own 15% or more, but less than 30%, of the then-outstanding shares of Common Stock; and (iii) one Cortec Director, so long as the Cortec Entities beneficially own 10% or more, but less than 15%, of the then-outstanding shares of Common Stock.

(b)           The Company agrees to take all Necessary Action to include in the slate of nominees recommended by the Board for election as directors at any meeting of stockholders called for the purpose of electing directors or pursuant to written consent the persons designated pursuant to this Section 2.1 and to nominate and recommend each such individual to be elected as a director, and to solicit proxies or consents in favor thereof.

(c)           In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Cortec Director, the Company hereby agrees to take all Necessary Action to cause the vacancy created thereby to be filled as soon as practicable by a Cortec Director, for so long as the Cortec Entities beneficially own 10% or more of the then-outstanding shares of Common Stock.

(d)           For so long as the Cortec Entities beneficially own 20% or more of the then-outstanding shares of Common Stock, the Company hereby agrees to take all Necessary Action to (i) cause a Cortec Director selected by Cortec Management to serve as chairman of the Board and (ii) cause a Cortec Director selected by Cortec Management to serve as chairman of the Nominating and Governance Committee of the Board.

(e)           The Cortec Directors will not initially receive any compensation from the Company for their service as directors of the Board (including for service as chairman of the Board) or members of committees of the Board (including for service as chairman of any committee). However, the Company shall pay the reasonable out-of-pocket expenses incurred by each Cortec Director in connection with performing his or her duties as a member of the Board or any committee thereof, including the reasonable out-of-pocket expenses incurred by such person for attending meetings of the Board or any committee thereof or meetings of any board of directors or other similar managing body (and any committee thereof) of any Subsidiary of the Company. The Cortec Directors may, at a later date, receive compensation from the Company for their service as directors of the Board (including for service as chairman of the Board) or members of committees of the Board (including for service as chairman of any committee), if and when determined by the Board.

ARTICLE III

INFORMATION

Section 3.1            Nondisclosure of Confidential Information. Cortec Management and each Investor receiving information of a secret or confidential nature with respect to the Company (and any party receiving information of a secret or confidential nature with respect to the Company from Cortec Management or an Investor) shall hold in confidence all such information and shall not disclose, publish or make use of the same without the consent of the Company, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by Cortec Management or the Investor, as applicable. If Cortec Management or any Investor is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any such information, Cortec Management or such Investor, as applicable, to the extent permitted in connection with any such proceeding or process shall notify the Company promptly of the request or requirement so that the Company (at its expense) may seek an appropriate protective order or waive compliance with the provisions of this paragraph. Cortec Management and each Investor agrees that the remedy at law for any breach of this paragraph may be inadequate and that the Company may be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this paragraph. Nothing in the foregoing provisions shall limit Cortec Management or any Investor from (i) complying with any applicable regulation or law, or (ii) distributing customary investment information to its investors or Affiliates provided that such information be limited to general information regarding the performance of the investment; provided, that in no event shall any commercially sensitive information be disclosed, including, without limitation, customer and pricing information and corporate strategy.

Section 3.2            Sharing of Information. Individuals associated with Cortec Management or the Investors may from time to time serve on the boards of directors of the Company and its Subsidiaries. The Company, on its behalf and on behalf of its Subsidiaries, recognizes that such individuals (i) will from time to time receive non-public information concerning the Company and its Subsidiaries, and (ii) may (subject to the obligation to maintain the confidentiality of such information in accordance with Section 3.1) share such information with other individuals associated with Cortec Management or the Investors. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors and enabling the Cortec Entities, as equityholders, to better evaluate the Company’s performance and prospects. The Company, on behalf of itself and its Subsidiaries, hereby irrevocably consents to such sharing.

ARTICLE IV

MISCELLANEOUS

Section 4.1            Amendment and Modification. This Agreement may be amended or modified, or any provision of this Agreement may be waived, provided that such amendment, modification or waiver is set forth in a writing executed by the Company and Cortec Management. Notwithstanding the foregoing, no provision of this Agreement may be amended, modified or waived in a manner that materially adversely affects, restricts or terminates any rights of any Investor in a manner that is materially different than other Investors other than by written instrument signed by such Investor. In the event of any such waiver of any provision of this Agreement, the remainder of this Agreement shall not be affected. No course of dealing or course of conduct between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or waive any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

Section 4.2            Successors and Assigns; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and, except as provided in this Agreement, their respective successors and assigns. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them.

Section 4.3            Severability. In the event that any provision of this Agreement or the application of any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected.

Section 4.4            Notices. All notices provided for or permitted under this Agreement shall be made in writing by hand-delivery, facsimile or air courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company:

YETI Holdings, Inc.

7601 Southwest Parkway

Austin, Texas 78735

Attention: Bryan C. Barksdale

and

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Attention: Denise A. Carkhuff and Timothy R. Curry

If to Cortec Management:

Cortec Management V, LLC

140 East 45th Street, 43rd Floor

New York, New York 10117

Attn: David L. Schnadig

If to the Investors:

c/o Cortec Management V, LLC

140 East 45th Street, 43rd Floor

New York, New York 10117

Attn: David L. Schnadig

or to such other address which has been designated by notice in writing by such party to the others in accordance with the provisions of this Section 4.4.

All such notices shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) when confirmation of receipt is delivered by facsimile transmission or (c) on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

Section 4.5            Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware, without giving effect to principles of conflicts of law thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of the State of Delaware.

Section 4.6            Headings and Counterparts. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect. This Agreement may be executed in counterparts (including electronically transmitted counterparts), each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

Section 4.7            Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated by this Agreement.

Section 4.8            Termination. This Agreement shall terminate on the earlier to occur of (i) such time as the Cortec Entities no longer beneficially own 5% or more of the then- outstanding shares of Common Stock and (ii) upon the delivery of a written notice by Cortec Management to the Company requesting that this Agreement terminate; provided that the provisions of Sections 3.1 and 3.2 and Article 4 will survive the termination of this Agreement.

Section 4.9            Remedies. Except as otherwise set forth in Section 3.1 of this Agreement (with respect to Section 3.1 only), if any party to this Agreement breaches or threatens to commit a breach of its obligations under this Agreement, any party injured or to be injured by such breach, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

Section 4.10          Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by a court trial without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

[SIGNATURES ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

YETI HOLDINGS, INC.

By:
	Name:	Matthew J. Reintjes
	Title:	President and Chief Executive Officer

CORTEC MANAGEMENT V, LLC

By:
Name:
Title:

CORTEC CO-INVESTMENT FUND V, LLC

By:
Name:
Title:

John T. Miner

Allison S. Klazkin

[Signature Page to YETI Stockholder Agreement]